Exhibit 99.1

2009-6

Contact:                 R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON FIRST QUARTER EARNINGS PER SHARE $0.59, EXCLUDING CHARGE OF $0.07 PER SHARE

•	Quarter’s earnings total $0.52 per share, including charge for severance-related costs, versus $0.53 in first quarter of 2008
•	Backlog up from year ago, but declines sequentially
•	Update to full-year 2009 guidance reflects greater visibility

HOUSTON (May 7, 2009) -- Cameron (NYSE: CAM) reported net income of $114.6 million, or $0.52 per diluted share, for the quarter ended March 31, 2009, compared with net income of $123.0 million, or $0.53 per diluted share, for the first quarter of 2008.  The first quarter 2009 results include a pretax charge of $22.3 million, or $0.07 per diluted share, for severance-related costs incurred during the quarter.  In addition, the Company’s results for the first quarter of 2008 and the balance sheet at December 31, 2008 have been revised to reflect a new accounting standard, which became effective on January 1, 2009, related to convertible debt.
Year-over-year revenues decline; earnings, excluding charge, higher
Revenues were $1,257.0 million for the quarter, down six percent from 2008’s $1,339.3 million, and income before income taxes was $167.3 million (including the $22.3 million charge), down seven percent from $180.5 million a year ago.  Cameron President and Chief Executive Officer Jack B. Moore said that the revenue decline is due primarily to the timing of certain subsea project deliveries in Drilling & Production Systems (DPS) and lower sales in the Distributed Valves component of the Valves & Measurement (V&M) group, reflecting softness in the North American market.  He also noted that improved project-related margins drove the year-over-year increase in earnings, excluding charges.

Orders reflect soft markets, lack of sizable project awards
Total orders were $983 million for the quarter, down from $1.95 billion in the first quarter of 2008, due largely to overall market weakness and a lack of large project awards.  “Lower activity levels, particularly in North American markets, along with customer cash flow and credit issues, are affecting our customers’ spending, particularly in our shorter-cycle businesses,” Moore said.  “In addition, our first quarter 2008 orders included a large subsea project worth approximately $650 million, making the comparison with current-year orders more difficult.”
Cameron’s backlog declined from $5.61 billion at year-end 2008 to $5.27 billion at the end of the first quarter, but was up eight percent from the March 31, 2008 level of $4.90 billion.
Cash generation for year expected to more than cover internal needs
Cameron’s operations utilized cash of $128.3 million during the first quarter of 2009, compared with generating cash flow from operations of $44.3 million a year ago.  Moore said the cash utilization in the first quarter was due to an increase in the Company’s inventories, primarily to meet customer delivery requirements in the project-related businesses.  “This inventory growth will be reversed in subsequent quarters,” Moore said, “and we still expect to generate ample free cash for the full year.”  He also noted that Cameron expects its capital spending during 2009 to be approximately $200 million, down from $272 million last year, with about half of that directed toward the completion of the Malaysian subsea facility expansion and the new Romanian surface equipment plant.
Balance sheet remains strong, share buybacks continue
As of March 31, 2009, Cameron’s cash and cash equivalents of $1.44 billion exceeded its total debt by approximately $35 million.  “Our balance sheet is healthy and we continue to assess opportunities for uses of cash,” Moore said, “including acquisitions and timely repurchases of our own stock.”  He noted that Cameron repurchased approximately 348,000 shares of its common stock during the first quarter at an average price of about $20.29 per share.
Earnings guidance adjusted to reflect latest market expectations, lower tax rate
Moore said that Cameron’s second quarter earnings are expected to be in the range of $0.45 to $0.48 per share, and that the Company anticipates that full-year 2009 earnings will be in the range of $1.85 to $2.00 per share, compared with earlier expectations of $1.75 to $2.00.  He noted that the full-year figures exclude the severance costs recorded in the first quarter results, and any similar charges that may be recognized during the year.  “The improvement in the lower end of our guidance reflects our expectation that we will continue to efficiently execute on delivery of projects in backlog, as well as an anticipated improvement in our tax rate for the balance of the year.” Moore said.  “While declines in rig count and related activity in North America have continued, and we expect to see pressure on our sales and margins in certain product lines or regions during the balance of the year, those factors are reflected in our updated guidance.”  Moore said the Company is continuing to address costs in its supply chain and closely monitor capital spending, and will take whatever steps are necessary to deal with slowdowns in its markets.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future cash flows, severance costs, improvements in tax rates and earnings of the Company (including second quarter and full year 2009 earnings per share estimates), as well as expectations regarding capital spending, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2009	2008 (as revised)[1]
Revenues:
Drilling & Production Systems	$805.3	$864.9
Valves & Measurement	316.1	344.5
Compression Systems	135.6	129.9
Total revenues	1,257.0	1,339.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	843.7	965.4
Selling and administrative expenses	164.6	157.3
Depreciation and amortization	36.7	31.9
Interest income	(2.2)	(6.1)
Interest expense	24.6	10.3
Restructuring expense	22.3	−
Total costs and expenses	1,089.7	1,158.8

Income before income taxes	167.3	180.5
Income tax provision	(52.7)	(57.5)
Net income	$114.6	$123.0

Earnings per common share:
Basic	$0.53	$0.57
Diluted	$0.52	$0.53

Shares used in computing earnings per common share:
Basic	216.9	216.7
Diluted	220.0	230.5

EBITDA:
Drilling & Production Systems	$184.3	$146.6
Valves & Measurement	68.2	74.0
Compression Systems	20.5	22.3
Corporate and other	(46.6)[2]	(26.3)
Total	$226.4	$216.6

[1]
Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

[2]	Corporate EBITDA amount includes $22.3 million of restructuring expense.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2009	December 31, 2008
	(unaudited)	(as revised)[1]
Assets:
Cash and cash equivalents	$1,442.0	$1,621.0
Receivables, net	951.0	950.4
Inventories, net	1,508.5	1,336.9
Other	174.9	148.1
Total current assets	4,076.4	4,056.4

Plant and equipment, net	941.3	931.7
Goodwill	696.4	709.2
Other assets	207.9	205.1
Total Assets	$5,922.0	$5,902.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$184.7	$161.3
Accounts payable and accrued liabilities	1,791.3	1,854.4
Accrued income taxes	88.6	95.6
Total current liabilities	2,064.6	2,111.3

Long-term debt	1,222.6	1,218.6
Deferred income taxes	100.5	99.1
Other long-term liabilities	123.4	128.9
Total liabilities	3,511.1	3,557.9

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 236,316,946 shares issued at March 31, 2009 (236,316,873 shares issued at December 31, 2008)	2.4	2.4
Capital in excess of par value	1,253.8	1,254.5
Retained earnings	1,924.5	1,809.9
Accumulated other elements of comprehensive income	(133.7)	(84.2)
Less: Treasury stock, 19,364,786 shares at March 31, 2009 (19,424,120 shares at December 31, 2008)	(636.1)	(638.1)
Total stockholders’ equity	2,410.9	2,344.5

Total Liabilities and Stockholders’ Equity	$5,922.0	$5,902.4

[1]
Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,
	2009	2008 (as revised)[1]
Cash flows from operating activities:
Net income	$114.6	$123.0
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation	26.5	23.3
Amortization	10.2	8.6
Non-cash stock compensation expense	7.7	10.0
Tax benefit of employee stock compensation plan transactions and deferred income taxes	2.8	(0.8)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(2.4)	(61.2)
Inventories	(187.8)	(43.0)
Accounts payable and accrued liabilities	(61.1)	(30.7)
Other assets and liabilities, net	(38.8)	15.1
Net cash (used for) provided by operating activities	(128.3)	44.3

Cash flows from investing activities:
Capital expenditures	(48.9)	(45.1)
Acquisitions, net of cash acquired	−	(57.5)
Proceeds from sale of plant and equipment	1.5	0.3
Net cash used for investing activities	(47.4)	(102.3)

Cash flows from financing activities:
Short-term loan borrowings, net	23.0	170.5
Purchase of treasury stock	(7.1)	(120.4)
Proceeds from stock option exercises, net of tax payments fromstock compensation plan transactions	(1.1)	0.9
Excess tax benefits from employee stock compensation plan transactions	1.8	6.9
Principal payments on capital leases	(2.0)	(1.7)
Net cash provided by financing activities	14.6	56.2

Effect of translation on cash	(17.9)	6.3

(Decrease) increase in cash and cash equivalents	(179.0)	4.5

Cash and cash equivalents, beginning of period	1,621.0	739.9

Cash and cash equivalents, end of period	$1,442.0	$744.4

[1]
Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended March 31,
	2009	2008

Drilling & Production Systems	$626.9	$1,399.7
Valves & Measurement	233.2	366.5
Compression Systems	123.2	188.4
Total	$983.3	$1,954.6

Backlog

	March 31, 2009	December 31, 2008	March 31, 2008

Drilling & Production Systems	$4,195.3	$4,416.8	$3,751.2
Valves & Measurement	650.1	749.2	711.7
Compression Systems	425.5	440.5	436.5
Total	$5,270.9	$5,606.5	$4,899.4

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2009
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$164.2	$59.7	$16.3	$(72.9)[1]	$167.3
Depreciation & amortization	20.1	8.5	4.2	3.9	36.7
Interest income	--	--	--	(2.2)	(2.2)
Interest expense	--	--	--	24.6	24.6

EBITDA	$184.3	$68.2	$20.5	$(46.6)[1]	$226.4

[1]	Corporate loss before income taxes and EBITDA amounts include $22.3 million of restructuring expense.

	Three Months Ended March 31, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$129.0	$66.2	$18.7	$(33.4)[2]	$180.5
Depreciation & amortization	17.6	7.8	3.6	2.9	31.9
Interest income	--	--	--	(6.1)	(6.1)
Interest expense	--	--	--	10.3	10.3

EBITDA	$146.6	$74.0	$22.3	$(26.3)	$216.6

[2]
Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).